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                                                                      Exhibit 23


Consent of Independent Registered Public Accounting Firm

The Pension Committee of the Board of Directors
The Brink's Company:


We consent to the incorporation by reference in the registration statements (No. 333-02219, 333-78633, and 333-70766) on Form S-8 of The Brink's Company of our report dated June 29, 2006, with respect to the statements of assets available for benefits of The Brink's Company 401(k) Plan as of December 31, 2005 and 2004, the related statement of changes in assets available for benefits for the year ended December 31, 2005, and related supplemental schedules, which report appears in the 2005 Annual Report on Form 11-K of The Brink's Company 401(k) Plan.


/s/ KPMG LLP

Richmond, Virginia

June 29, 2006